Exhibit 99.1

    Contact: Mike Cockrell

Treasurer & Chief Financial Officer

(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2012

LAUREL, Miss. (May 29, 2012) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2012.

Net sales for the second quarter of fiscal 2012 were $595.0 million compared with $479.3 million for the same period a year ago. For the quarter, net income was $23.9 million, or $1.04 per share, compared with a net loss of $16.3 million, or $0.74 per share, for the second quarter of fiscal 2011.

Net sales for the first six months of fiscal 2012 were $1,112.9 million compared with $907.1 million for the same period of fiscal 2011. Net income for the first half of the year totaled $15.9 million, or $0.69 per share, compared with a net loss of $49.8 million, or $2.25 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2012 reflect improved market conditions driven primarily by a decrease in the supply of poultry products,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our net sales were 24.1 percent higher than during the second quarter of fiscal 2011, reflecting increased production and higher average sales prices of chicken. We sold approximately 10.8 percent more pounds of poultry products during the quarter as a result of increased production at our Kinston, North Carolina facility. This increase was partially offset by our previously announced four percent production cut at our other facilities. Demand for chicken remains steady from retail grocery store and export customers. However, demand from our casual dining customers remains soft, and we expect this trend will continue with macroeconomic concerns and continued high unemployment affecting consumers’ spending decisions.

“Our profitability for the second quarter continued to be adversely affected by relatively high feed costs. Feed costs in flocks sold decreased 9.8 percent compared to last year’s second fiscal quarter, but remained high relative to historical costs. Because of the tight supply of both corn and soybeans, we expect grain prices to remain high and volatile at least until markets get some visibility on the quantity and quality of this year’s corn and soybean crops. While there is some degree of optimism regarding the 2012 corn crop fueled primarily by the rapid planting progress this spring and the large number of acres expected to be planted, there is no margin for error with this year’s crop. Until the crop is harvested, we expect to pay higher prices, at least over the short term, for both corn and soybean meal,” added Sanderson.

According to Sanderson, market prices for poultry products were higher during the second quarter of fiscal 2012 compared with the same quarter a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 7.5 percent in the Company’s second fiscal quarter compared with the same period in 2011. Bulk leg quarter market prices were 22.4 percent higher compared with last year’s second quarter, and reflected continued strong export and demand. Boneless breast meat prices during the second quarter were 2.3 percent higher than the prior year period. Jumbo wing prices were up 121.5 percent for the second quarter of 2012 compared with the same period last year. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 6.44 percent and 15.19 percent, respectively, compared with the second quarter of fiscal 2011.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2012

May 29, 2012

Sanderson added, “We are pleased with the continued progress at our Kinston, North Carolina, facility. We began processing chickens in January 2011 and this plant is now operating at about 96 percent capacity. We plan to hold that production level for at least the rest of this calendar year.

“Looking ahead, we will continue to closely monitor the chicken markets and production levels as we head into the summer months and what is typically a period of better demand for chicken. Weekly broiler egg sets continue to run below last year’s numbers, and breeder placements are lower. With economic conditions continuing to affect consumer behavior, we expect to see continued soft casual dining demand. However, market prices for boneless breast meat sold to our food service customers improved seasonally the first two weeks of May, and market prices for retail grocery store product have also moved higher. We believe these market improvements are supply driven and, while market conditions remain fluid, we will maintain our focus on our operating performance and sales execution,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 29, 2012, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 29, 2012. Those without Internet access may listen and participate in the call by dialing 888-224-1141, confirmation code 3380469.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2012, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2012

May 29, 2012

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12)	Failure to respond to changing consumer preferences.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2012

May 29, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Net sales	$595,046	$479,342	$1,112,872	$907,074
Costs and expenses:
Cost of sales	535,901	479,366	1,044,905	938,305
Live inventory adjustment	0	6,000	0	6,000
Selling, general and administrative	18,165	16,813	36,068	37,224

	554,066	502,179	1,080,973	981,529

Operating income (loss)	40,980	(22,837)	31,899	(74,455)

Other income (expense):
Interest income	4	9	6	30
Interest expense	(2,426)	(1,491)	(5,388)	(1,947)
Other	(1)	468	(565)	497

	(2,423)	(1,014)	(5,947)	(1,420)

Income (loss) before income taxes	38,557	(23,851)	25,952	(75,875)
Income tax expense (benefit)	14,692	(7,575)	10,076	(26,043)

Net income (loss)	$23,865	$(16,276)	$15,876	$(49,832)

Basic earnings (loss) per share	$1.04	$(0.74)	$0.69	$(2.25)

Diluted earnings (loss) per share	$1.04	$(0.74)	$0.69	$(2.25)

Dividends per share	$0.17	$0.17	$0.34	$0.34

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Sanderson Farms Reports Results for Second Quarter Fiscal 2012

May 29, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30,	October 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,693	$11,075
Accounts receivable, net	101,852	94,021
Inventories	213,142	211,753
Refundable income taxes	2,387	88,512
Deferred income taxes	3,886	6,357
Prepaid expenses and other current assets	26,819	26,240

Total current assets	355,779	437,958

Property, plant and equipment	965,849	939,535
Less accumulated depreciation	(462,121)	(434,030)

	503,728	505,505

Other assets	4,409	5,058

Total assets	$863,916	$948,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,268	$102,556
Current maturities of long-term debt	11,106	11,106

Total current liabilities	109,374	113,662

Long-term debt, less current maturities	178,116	273,670
Claims payable	4,200	3,300
Deferred income taxes	54,786	50,989
Stockholders’ equity:
Common stock	22,969	22,872
Paid-in capital	132,903	130,528
Retained earnings	361,568	353,500

Total stockholders’ equity	517,440	506,900

	$863,916	$948,521

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